Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ASTRAZENECA PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Ordinary Shares, par value $0.25 each, represented by American Depositary Shares, to be awarded under the AstraZeneca PLC Global Restricted Stock Plan(3)	Rule 457(h)	20,000,000	$121.92	$2,438,400,000	0.0001476	$359,907.84

Total Offering Amounts					$2,438,400,000		$359,907.84

Total Fee Offsets							—

Net Fee Due							$359,907.84

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional ordinary shares, par value $0.25 each, of AstraZeneca PLC (“Ordinary Shares”), represented by American Depositary Shares, each representing one half of one Ordinary Share (“ADSs”), that may be offered or sold under the terms of the AstraZeneca PLC Global Restricted Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares, represented by ADSs.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices per ADS as reported on the Nasdaq Global Select Market on February 12, 2024, of $60.96, multiplied by two (the ratio of ADSs to Ordinary Shares).

(3)	The Ordinary Shares shall be represented by ADSs. The ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under separate registration statements on Form F-6 (File No. 333-258002 and File No. 333-236014).